UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) April 1, 2015

NORDSTROM, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

WASHINGTON	001-15059	91-0515058
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NO.)

1617 SIXTH AVENUE, SEATTLE, WASHINGTON	98101
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)	(ZIP CODE)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE (206) 628-2111

INAPPLICABLE

(FORMER NAME OR FORMER ADDRESS IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 1, 2015, Nordstrom, Inc. entered into a Revolving Credit Agreement with each of the initial lenders named therein as lenders; Bank of America, N.A. as administrative agent; Wells Fargo Bank, National Association and U.S. Bank, National Association as co-syndication agents; and Fifth Third Bank as managing agent. This new credit facility is for a maximum principal amount of $800 million divided into two tranches consisting of (a) a U.S. dollar tranche (“Tranche A”) of $550 million and (b) a U.S. and Canadian dollar tranche (“Tranche B”) of $250 million. Tranche A includes a $100 million sublimit for the issuance of trade letters of credit and standby letters of credit and a $75 million sublimit for swing line loans; there is also a competitive bid loan option available under the agreement. The new credit facility replaced our existing $800 million unsecured line of credit which was scheduled to expire in March 2018. The new credit facility is available for working capital, capital expenditures and other lawful corporate purposes, including repayment of outstanding amounts under the previously existing facility. Under the terms of the 2015 Revolving Credit Agreement, we pay a variable rate of interest on outstanding amounts and a commitment fee, in each case based on our debt rating. Based upon our current debt rating, we would pay a variable rate of interest of LIBOR plus a margin of 0.910% or Base Rate plus a margin of 0.000% on the outstanding principal balance of revolving loans denominated in U.S. Dollars; a variable rate of interest of CDOR plus a margin of 0.910% on the outstanding principal balance of revolving loans denominated in Canadian Dollars; and an annual commitment fee of 0.090% on the total capacity. The Revolving Credit Agreement expires in April 2020, subject to extension for up to two years in accordance with the agreement.

The Revolving Credit Agreement contains customary representations, warranties and covenants which are substantially similar to those in the 2013 credit agreement, including the requirement to maintain a leverage ratio.

We refer you to the Revolving Credit Agreement attached to this Form 8-K as Exhibit 10.1 for complete terms and conditions.

Many of the banking firms that are a party to the Revolving Credit Agreement or their affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services for us and certain of our subsidiaries and affiliates, for which service they have in the past received, and may in the future receive, compensation and reimbursement of expenses.

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

The disclosure provided in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 1.02. On April 1, 2015, in connection with the credit facility described in Item 1.01, Nordstrom, Inc. terminated its Revolving Credit Agreement dated March 21, 2013 with the financial institutions named therein as lenders; Bank of America, N.A. as administrative agent; Wells Fargo Bank, National Association and U.S. Bank, National Association as co-syndication agents; The Royal Bank of Scotland PLC as documentation agent; and Fifth Third Bank as managing agent. Under the terms of that credit facility, we paid a variable rate of interest on outstanding amounts and a commitment fee, in each case based on our debt rating, which at termination of the agreement were LIBOR plus a margin of 0.900% or Base Rate plus a margin of 0.000% on the outstanding principal balance of revolving loans denominated in U.S. Dollars; a variable rate of interest of CDOR plus a margin of 0.900% on the outstanding principal balance of revolving loans denominated in Canadian Dollars; and an annual commitment fee of 0.100% on the total capacity. The agreement contained representations and warranties and covenants, which including maintenance of a leverage ratio.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The disclosure provided in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03. The Revolving Credit Agreement contains provisions relating to default and acceleration of our payment obligations upon the occurrence of an event of default, including without limitation: nonpayment of principal, interest, fees or other amounts; any representation or warranty proving to have been materially incorrect when made or confirmed; failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after such failure; cross-default to other indebtedness in an amount greater than $100 million; bankruptcy and insolvency defaults; monetary judgment defaults in an amount greater than $100 million; actual invalidity of any loan documentation with respect to the credit facility or assertion of such invalidity by us; and customary ERISA defaults.

We also have the option to increase the revolving commitment for Tranche A by up to $200 million to a maximum aggregate amount of $1 billion provided that we obtain a written consent for the increase from each lender that is increasing its commitment. In addition, no default or event of default can exist at the time of the request and if any Tranche A revolving loans are outstanding at the time of the request, we must prepay one or more existing Tranche A revolving loans in an amount necessary such that after giving effect to the increase in the Tranche A Revolving Committed Amount each lender will hold its pro rata share (based on its share of the revised Tranche A Revolving Committed Amount) of outstanding Tranche A revolving loans.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

10.1	Revolving Credit Agreement dated April 1, 2015, between Registrant and each of the initial lenders named therein as lenders; Bank of America, N.A. as administrative agent; Wells Fargo Bank, National Association and U.S. Bank, National Association as co-syndication agents; and Fifth Third Bank as managing agent.

99.1	Press release dated April 1, 2015 announcing completion of new unsecured revolving credit facility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORDSTROM, INC.

By:	/s/ Robert B. Sari
Robert B. Sari
Executive Vice President,
General Counsel and Corporate Secretary

Dated: April 3, 2015